          As filed with the Securities and Exchange Commission on
                              July 22, 1996.

                                 Registration Statement No. 333-
- --------------------------------------------------------------------------

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
- --------------------------------------------------------------------------

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                        --------------------------

                            COMCAST CORPORATION
- --------------------------------------------------------------------------
            (Exact name of issuer as specified in its charter)

          PENNSYLVANIA                                 23-1709202
- --------------------------------------------------------------------------
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                      Identification No.)

  1500 Market Street, Philadelphia, PA                     19102-2148
- --------------------------------------------------------------------------
(Address of Principal Executive Offices)                   (Zip Code)

                 COMCAST CORPORATION 1996 STOCK OPTION PLAN
- --------------------------------------------------------------------------
                          (Full Title of the Plan)

                          Arthur R. Block, Esquire
              Vice President and Senior Deputy General Counsel
                            Comcast Corporation
                            1500 Market Street
                       Philadelphia, PA 19102-2148
- --------------------------------------------------------------------------
                 (Name and address of agent for service)

                           (215) 665-1700
- --------------------------------------------------------------------------
      (Telephone number, including area code, of agent for service)

                                Copies to:

                         Mark K. Kessler, Esquire
                   Wolf, Block, Schorr and Solis-Cohen
                      Twelfth Floor Packard Building
                          Philadelphia, PA 19102
                              (215) 977-2000

                      CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------

                                Proposed      Proposed
Title of           Amount       Maximum       Maximum
Securities         to be        Offering      Aggregate     Amount of
Registered         Regis-       Price Per     Offering      Registration
                   tered        Share(1)      Price(1)      Fee(1)
- --------------------------------------------------------------------------
Class A Special    20,000,000   $15.00        $300,000,000  $103,449
Common Stock       Shares(2)
$1.00 Par Value
- --------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(h) under the Securities Act of 1933, based upon the average of the bid and asked prices of the Class A Special Common Stock as reported on the Nasdaq National Market on July 16, 1996.

(2) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.

                                  PART II
                                  -------

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
            --------------------------------------------------

Item 3. Incorporation of Documents by Reference.
        ---------------------------------------

             The following documents filed by Comcast Corporation (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "1934 Act") are incorporated into this registration statement by reference:

             1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

             2. The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

             3. The Registrant's Current Reports on Form 8-K as filed on February 12, 1996, April 10, 1996 and May 9, 1996.

             4. The Registrant's Current Report on Form 8-K as filed on May 28, 1996, as amended by the Registrant's Current Report on Form 8-K/A as filed on July 22, 1996.

             5. The description of the Registrant's capital stock, including its Class A Special Common Stock, $1.00 par value, contained in the Registrant's Registration Statement on Form 8-A/A as filed on July 16, 1996.

             All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Experts
- -------

             The consolidated financial statements and the related financial statement schedule of Comcast Corporation and its subsidiaries as of December 31, 1995 and 1994 and for each of the three years ended December 31, 1995, incorporated in this registration statement by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995, have



been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

             The Registrant's consolidated financial statements include amounts for QVC, Inc. and subsidiaries ("QVC"), Comcast International Holdings, Inc. and subsidiaries ("Comcast International") and Garden State Cablevision L.P. ("Garden State"). Other auditors have audited the consolidated financial statements of QVC as of December 31, 1995 and for the eleven-month period then ended, the consolidated financial statements of Comcast International as of December 31, 1994 and for the two years then ended, and the financial statements of Garden State as of December 31, 1994 and for the two years then ended. The reports of such auditors with respect to the financial statements of QVC, Comcast International and Garden State were relied upon by Deloitte & Touche LLP for the purpose of its report with respect to the consolidated financial statements of the Registrant described above, insofar as such report relates to amounts included in the Registrant's consolidated financial statements for QVC, Comcast International and Garden State for the periods specified in the Registrant's consolidated financial statements.

             The combined financial statements of Scripps Cable as of December 31, 1995 and 1994 and for each of the years ended December 31, 1995, 1994 and 1993, included in Amendment Number 5 dated July 18, 1996 to the Report on Form 8-K of The E.W. Scripps Company dated December 28, 1995 and incorporated by reference in this registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Item 4. Description of Securities.
        -------------------------

             Not applicable.

Item 5. Interests of Named Experts and Counsel.
        --------------------------------------

             Not applicable.

Item 6. Indemnification of Directors and Officers.
        -----------------------------------------

             Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

             Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection


with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. Under
Section 1743, indemnification is mandatory to the extent that the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action or proceeding relating to third-party or derivative actions if the appropriate standards of conduct are met.

             Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

             Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that the representative met the applicable standard of conduct set forth in the those sections and such determination shall be made by the board of directors by majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

             Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

             Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by this Subchapter of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

             Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under this Subchapter of the BCL.

             Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Sections 1741-1750 of the BCL to


successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

             Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Sections 1741-1750 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

             Section 7-2 of the Registrant's Bylaws provides that the Registrant will indemnify any director or officer of the Registrant to the fullest extent permitted by Pennsylvania Law against all expense, liability and loss reasonably incurred or suffered by such person in connection with any threatened pending or completed action, suit or proceeding (a "Proceeding") involving such person by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request or for the benefit of the Registrant in any capacity for another corporation or other enterprise. No indemnification pursuant to Section 7-2 may be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

             Section 7-2 further provides that the right to indemnification includes the right to have the expenses incurred by the indemnified person in defending any Proceeding paid by the Registrant in advance of the final disposition of the Proceeding to the fullest extent permitted by Pennsylvania Law. In addition, Section 7-2 provides that the Registrant may purchase and maintain insurance for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania Law against any expense, liability or loss whether or not the Registrant would have the power to indemnify such person under Pennsylvania or other law. The Registrant may also purchase and maintain insurance to insure its indemnification obligations, whether arising under the Bylaws or otherwise. In addition, Section 7-2 states that the Registrant may create a fund of any nature or otherwise may secure in any manner its indemnification obligations, whether arising under the Bylaws or otherwise.

             Section 7-3 of the Registrant's Bylaws states that the provisions of the Bylaws relating to indemnification constitute a contract between the Registrant and each of its directors and officers which may be modified as to any director or officer only with that person's consent or as provided in
Section 7-3. Further, any repeal or amendment of the indemnification provisions of the Bylaws adverse to any director or officer will apply only on a prospective basis. In addition, no repeal or amendment of the Bylaws may affect the indemnification provisions of the Bylaws so as to limit indemnification or the advancement of expenses in any manner unless adopted by
(a) the unanimous vote of the directors of the Registrant then serving or (b) the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast in the election of directors, provided that no such amendment will have a retroactive effect inconsistent with the preceding sentence.

             Subsection 5(d) of the Comcast Corporation 1996 Stock Option Plan (the "Plan") provides that each member of the committee that administers the Plan shall be entitled to indemnity from the Registrant to
the fullest extent provided by applicable law and the Registrant's Bylaws in connection with or arising out of any actions, suit or proceeding with respect to the administration of the Plan or the granting of options thereunder in which such member may be involved by reasons of his being or having been a member of the committee, whether or not he continues to be such member of the committee at the time of the action, suit or proceeding.

             The Registrant has purchased directors and officers liability insurance for its directors and officers.

Item 7. Exemption from Registration Claimed.
        -----------------------------------

             Not applicable.

Item 8. Exhibits.
        --------

             The following Exhibits are filed or incorporated by reference as part of this registration statement:

             Exhibit No.                   Description
             -----------                   -----------

             4.1(a) Amended and Restated By-Laws of the Registrant (incorporated by reference to
                                 Exhibit 3(ii) to the Registrant's Annual
                                 Report on Form 10-K for the year ended
                                 December 31, 1993).

             4.1(b) Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1(a) of the Registrant's Annual Report on Form 10-K for the year ended
                                 December 31, 1995).

             4.1(c) Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1(b) of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

             4.1(d) Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1(c) of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

             4.1(e) Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 4.1(d) of the Registrant's Registration Statement (No. 333-06161) on Form S-3).






             4.2 Specimen Class A Special Common Stock Certificate (incorporated by reference to
                                 Exhibit 4(2) to the Registrant's Annual
                                 Report on Form 10-K for the year ended
                                 December 31, 1986).

             5                   Opinion of Wolf, Block, Schorr and Solis-
                                 Cohen.

             10                  Comcast Corporation 1996 Stock Option
                                 Plan.

             23.1                Consent of Deloitte & Touche LLP.

             23.2                Consent of Deloitte & Touche LLP.

             23.3                Consent of KPMG Peat Marwick LLP.

             23.4                Consent of Arthur Andersen LLP.

             23.5                Consent of Arthur Andersen LLP.

             23.6 Consent of Wolf, Block, Schorr and Solis-Cohen (included in Exhibit 5).

             24. Power of Attorney (included on page II-9 of this registration statement).

             99.1 Report of Independent Public Accountants to QVC, Inc., as of December 31, 1995 and for the eleven-month period then ended (incorporated by reference to Exhibit
                                 99.1 to the Registrant's Annual Report on
                                 Form 10-K for the year ended December 31,
                                 1995).

             99.2 Report of Independent Public Accountants to Garden State Cablevision L.P., as of December 31, 1994 and 1993 and for the years then ended (incorporated by reference to Exhibit 99.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

             99.3 Report of Independent Public Accountants to Comcast International Holdings, Inc., as of December 31, 1994 and 1993 and for the years then ended (incorporated by reference to Exhibit 99.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).



Item 9. Undertakings.
        ------------

             (a)  The undersigned Registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i)     To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply, if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in this registration statement.

                  2. That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.












             (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.











































                     SIGNATURES AND POWER OF ATTORNEY
                     --------------------------------

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on July 18, 1996.

                                COMCAST CORPORATION

                                By: /s/ Brian L. Roberts
                                    ------------------------------------
                                    Brian L. Roberts
                                    President and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ralph J. Roberts, Brian L. Roberts, Julian A. Brodsky, Stanley Wang and Arthur R. Block, and each of them, the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title(s)                 Date
- ---------                   --------                 -----


/s/ Ralph J. Roberts        Chairman of the Board    July 18, 1996
- ------------------------    of Directors; Director
Ralph J. Roberts


/s/ Julian A. Brodsky       Vice Chairman of the     July 18, 1996
- ------------------------    Board of Directors;
Julian A. Brodsky           Director


/s/ Brian L. Roberts        President; Director      July 18, 1996
- ------------------------    (Principal Executive
Brian L. Roberts            Officer)



Signature                   Title(s)                 Date
- ---------                   --------                 ----


/s/ Lawrence S. Smith       Executive Vice President July 18, 1996
- ------------------------    (Principal Accounting
Lawrence S. Smith           Officer)


/s/ John R. Alchin          Senior Vice President,   July 18, 1996
- ------------------------    Treasurer (Principal
John R. Alchin              Financial Officer)


/s/ Daniel Aaron            Director                 July 18, 1996
- ------------------------
Daniel Aaron


/s/ Gustave G. Amsterdam    Director                 July 18, 1996
- ------------------------
Gustave G. Amsterdam


/s/ Sheldon M. Bonovitz     Director                 July 18, 1996
- ------------------------
Sheldon M. Bonovitz


/s/ Joseph L. Castle II     Director                 July 18, 1996
- ------------------------
Joseph L. Castle II


/s/ Bernard C. Watson       Director                 July 18, 1996
- ------------------------
Bernard C. Watson


/s/ Irving A. Wechsler      Director                 July 18, 1996
- ------------------------
Irving A. Wechsler


/s/ Anne Wexler             Director                 July 18, 1996
- ------------------------
Anne Wexler







                           COMCAST CORPORATION

           THE COMCAST CORPORATION RETIREMENT-INVESTMENT PLAN

                   REGISTRATION STATEMENT ON FORM S-8

                             EXHIBIT INDEX

Exhibit No.
- ----------

5            Opinion of Wolf, Block, Schorr and Solis-Cohen.

10           Comcast Corporation 1996 Stock Option Plan.

23.1         Consent of Deloitte & Touche LLP.

23.2         Consent of Deloitte & Touche LLP.

23.3         Consent of KPMG Peat Marwick LLP.

23.4         Consent of Arthur Andersen LLP.

23.5         Consent of Arthur Andersen LLP.

23.6         Consent of Wolf, Block, Schorr and Solis-Cohen (included in
             Exhibit 5).

24. Power of Attorney (included on page II-9 of this registration statement).
























                                   II-11